Exhibit 99.1

[US LEC LOGO]

Press Release

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Jennifer Sharpe	James Stawski
704-319-1135	704-319-1189
jsharpe@uslec.com	jstawski@uslec.com

REVENUE INCREASES 36% YEAR OVER YEAR TO $73 MILLION

US LEC GROWS FIRST QUARTER EBITDA TO $8.6 MILLION OR 12% OF REVENUE

CHARLOTTE, NC (April 29, 2003) – Continuing to build on solid financial and operational results, US LEC Corp. (Nasdaq: CLEC), a super-regional telecommunications carrier providing integrated voice, data and Internet services to businesses, today announced results for the quarter ended March 31, 2003. The first quarter was highlighted by:

•	Positive cash flow from operations due to improved results from operations, increased end-customer collection results and contracts negotiated with carriers
•	Positive EBITDA of $8.6 million, or 12% of revenue – up $7.8 million over the first quarter of 2002 (see reconciliation of EBITDA to net cash flow from operations on page 4)
•	Net revenue growth of 36% to $73.1 million over the first quarter of 2002
•	End-customer revenue growth of 53% to $47.6 million over the first quarter of 2002 and a 9% sequential increase over the fourth quarter of 2002
•	Serving 10,988 customers as of March 31, 2003
•	Acquisition of the Internet Service Provider (ISP) customer contracts of Eagle Communications in Georgia, Florida, North Carolina and Tennessee
•	Providing data services to more than 4,800 business customers

The Company reported a net loss attributable to common stockholders of ($8.5) million, or ($0.31) per share, on 26.9 million average shares outstanding for the quarter ended March 31, 2003, compared with a net loss attributable to common stockholders of ($15.2) million, or ($0.58) per share, on 26.4 million average shares outstanding for the first quarter last year. Net revenues for the quarter ended March 31, 2003, increased 36% to $73.1 million, compared with $53.9 million for the quarter ended March 31, 2002 and net revenues of $73.7 million reported for the fourth quarter of 2002, which included $3.6 million of revenue associated with the resolution of contract negotiations with another carrier. EBITDA for the first quarter of 2003 was $8.6 million compared to EBITDA of $0.7 million in the first quarter of 2002.

Commenting on the Company’s first quarter 2003 results, Aaron D. Cowell, president and chief executive officer of US LEC, said, “US LEC has consistently provided stakeholders with solid results that are among the best in the competitive carrier space. We continued that trend in the first quarter of 2003 by adding almost 700 new customers in the quarter – a 7% increase over last quarter. In addition, we also crossed the 400,000 DS0 milestone. Demand continues to grow as our brand name and reputation as a provider of quality services and commitment to customer care gains recognition among medium-to-large sized businesses in each of the 75 markets that we serve. While adding to our

US LEC Announces First Quarter 2003 Results

April 29, 2003

customer base, we have maintained virtually unchanged headcount for over a year – utilizing the increased productivity of our team to support improved results. In the first quarter of 2003, we continued growing our data services business. As a result, 44% of US LEC’s customers now utilize at least one of our data products. Data channels grew by 15% over the last quarter and the Company now has over 4,800 data customers. Notably, data services now account for 13% of US LEC’s total revenue. We continue to strive to be the premier communications partner for business by delivering quality voice, data and Internet services and exceeding expectations for customer care.”

Michael K. Robinson, executive vice president and chief financial officer of US LEC added, “Since generating positive EBITDA in the first quarter of 2002, US LEC has continued to improve resulting in an EBITDA margin of 12% at March 31, 2003. Our strong growth is the result of a solid business plan and a team that is focused on executing this plan. One of the highlights of the quarter was the increase in cash due to improved results from operations, increased end-customer collection results and contracts negotiated with carriers, which had the effect of reducing our receivables from $58.0 million in the fourth quarter of 2002 to $49.0 million in the first quarter of 2003. We have continued to control costs resulting in SG&A remaining flat at approximately $29.5 million for the third consecutive quarter. At March 31, 2003, end-customer revenue accounted for 65% of total revenue. Additionally, end-customer revenue has increased by approximately $4 million in each of the last four quarters. Moving further into 2003, we will continue to be aggressive in expanding our market share, controlling our costs and growing top and bottom line results. We have made significant progress through the solid execution of our business plan and intend to leverage our strengths to continue this positive trend.”

Conference Call Information

US LEC Corp. will hold a conference call to discuss this press release on April 29, 2003, at 11:00 a.m. EST. A live broadcast of the conference call will be available online at www.uslec.com, and www.companyboardroom.com. To listen to the live call, visit either web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on May 2, 2003 and replay via webcast will be available through June 30, 2003.

About US LEC

Based in Charlotte, NC, US LEC is an integrated telecommunications carrier providing voice, data and Internet services to over 11,000 mid-to-large-sized business customers throughout the southeastern and mid-Atlantic United States. The US LEC network of 26 digital switching centers consists of Lucent 5ESS(R) AnyMedia(TM) digital switches, Lucent CBX500 ATM data switches and Juniper M20(TM) Internet Gateway routers. The US LEC local service area includes Alabama, Florida, Georgia, Kentucky, Louisiana, Maryland, Mississippi, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia and the District of Columbia. US LEC also offers selected voice services in Arkansas, California, Connecticut, Indiana, Massachusetts, Montana, Nevada, New York, Ohio, Texas and Wisconsin, in addition to data services in these states and others. For more information about US LEC, visit www.uslec.com.

Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access

US LEC Announces First Quarter 2003 Results

April 29, 2003

charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Forward-Looking Statements and Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2002, and in subsequent reports, which are on file with the Securities and Exchange Commission.

-end-

US LEC Announces First Quarter 2003 Results

April 29, 2003

US LEC Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(Unaudited)

	Three months ended March 31,
	2003	2002
Revenue, Net	$73,108	$53,938
Network Expenses	34,943	27,283
Depreciation and Amortization	11,439	10,553
Selling, General and Administrative Expenses	29,607	25,928

Loss from Operations	(2,881)	(9,826)
Interest Income (Expense), Net	(1,917)	(1,901)

Net Loss	(4,798)	(11,727)

Preferred Stock Dividends	(3,527)	(3,324)
Preferred Stock Accretion of Issuance Costs	(135)	(127)

Net Loss Attributable to Common Stockholders	$(8,460)	$(15,178)

Net Loss Attributable to Common Stockholders Per Common Share Basic and Diluted	$(0.31)	$(0.58)

Weighted Average Number of Shares Outstanding Basic and Diluted	26,895	26,388

EBITDA consists of earnings (loss) before interest income and expense, income taxes, depreciation and amortization. EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes EBITDA is a useful measure of the Company’s liquidity and is used by investors and analysts to evaluate companies in our industry. EBITDA is reconciled to net cash provided by (used in) operating activities as follows:

	Three months ended March 31,
	2003	2002
Loss from Operations	$(2,881)	$(9,826)
Depreciation and Amortization	11,439	10,553

EBITDA	8,558	727
Changes in working capital	6,572	(3,050)
Net interest expense	(1,917)	(1,901)
Misc other	(1,257)	433

Net cash provided by (used in) operating activities	$11,956	$(3,791)

US LEC Announces First Quarter 2003 Results

April 29, 2003

US LEC Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Per Share Data)

(Unaudited)

	March 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$29,142	$25,715
Restricted cash	1,580	1,080
Accounts receivable, net	49,073	57,989
Property and equipment, net	170,345	178,810
Deferred income taxes	2,924	2,805
Other assets	21,932	18,915

Total Assets	$274,996	$285,314

Liabilities and Stockholders’ Deficiency
Accounts payable	$15,307	$18,089
Deferred revenue	8,599	8,048
Accrued network costs	22,703	26,952
Accrued expenses	21,594	22,522
Deferred income taxes	2,924	2,805
Long-term debt	131,565	130,617

Total Liabilities	202,692	209,033

Series A Redeemable Convertible Preferred Stock	233,934	230,272
STOCKHOLDERS’ DEFICIENCY
Common Stock—Class A	269	269
Additional paid-in capital	79,346	78,526
Accumulated Deficit	(241,245)	(232,786)

Total Stockholders’ Deficiency	(161,630)	(153,991)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficiency	$274,996	$285,314

US LEC Announces First Quarter 2003 Results

April 29, 2003

US LEC Corp. and Subsidiaries

Quarterly Statistical Highlights

(Unaudited)

Statistical Data:	March 31, 2003	Dec. 31, 2002		Sept. 30, 2002	June 30, 2002	March 31, 2002
Local switches in service	26	26		26	26	26
Number of states served (including Washington, DC)	14	14		14	14	14
Number of customers	10,988	10,290		9,394	8,434	7,505
Number of data customers	4,810	4,139		3,572	2,712	2,225
Number of employees	913	911		928	908	913
Number of sales and sales support employees	371	367		390	383	379
Revenue (in 000s)
Total Net Revenue	$73,108	$73,733	[1]	$63,892	$58,801	$53,938
End-customer [2]	$47,552	$43,520		$39,027	$35,207	$31,175
Data	$9,858	$8,213		$6,404	$5,311	$3,969

Active Channels[3]:	March 31, 2003	Dec. 31, 2002		Sept. 30, 2002	June 30, 2002	March 31, 2002
Voice	292,902	278,986		259,148	233,314	208,188
Data	95,338	82,559		64,644	51,012	40,147
ISP	20,826	22,516		23,791	27,392	30,131

Totals:	409,066	384,061		347,583	311,718	278,466

1Includes the subsequent event of $3.6 million additional revenue recorded for the quarter

2Includes local, long distance and data revenue from end-customers

3For a detailed explanation of these terms, please visit the network description section of the Company’s web site at www.uslec.com